      * Confidential Treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.


                         PRODUCTS AND SERVICES AGREEMENT

      This Products and Services Agreement (this "Agreement") is entered into to be effective as of the 28th day of August, 1999 (the "Effective Date"), by and between CompUSA Inc., a Delaware corporation and Ingram Micro Inc., a Delaware corporation ("Ingram").

                                   Background:

A.    Ingram is a provider of technology services and products.

B. CompUSA desires to purchase certain products for resale to its customers and acquire certain services from Ingram on the terms set forth in this Agreement.

C. CompUSA and Ingram desire to enter into a mutually beneficial arrangement whereby Ingram shall provide products and services to CompUSA, all as set forth in this Agreement.

      NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.    DEFINITIONS. For purposes of this Agreement:

      1.1 "BUSINESS DAY" shall mean, days other than Saturday, Sundays, and holidays on which banks in Dallas, Texas are authorized to close. Whenever this Agreement requires action to be taken on a day that is not a business day, the applicable provision shall be construed to require such action to be taken on the next business day following the day the action would otherwise be required to be taken.

      1.2   "CATALOG" is defined in Section 1.12 (definition of Ingram
      Products).

      1.3 "COMPLEX BUILD" means a Configuration of a system that will be set up for connectivity to a network which requires changes to the network operating system (e.g., Novell, Windows NT, and UNIX).

      1.4 "CONFIGURATION SERVICES" shall mean those Services to be provided by Ingram as described on Schedule B.

      1.5 "CONFIGURATIONS" shall mean Products or Goods which are to be configured by Ingram prior to shipment to Customers.

      1.6 "CONSTRAINED INVENTORY" shall mean Product which is available on a limited basis from the Vendor because Product demand exceeds Product availability from the Vendor.

      1.7 "CUSTOMER" or "CUSTOMERS" shall mean purchasers of Goods and/or Products which are direct shipped to the Customer by Ingram on behalf of CompUSA.

      1.8 "EFFECTIVE DATE" is defined in the first paragraph of this Agreement.

      1.9 "GOODS" shall mean, individually and/or collectively, any and all products owned by Customers which CompUSA arranges to have Ingram store and warehouse under the terms of this Agreement.

      1.10 "GOODS WAREHOUSING SERVICES" shall mean those services to be provided by Ingram as described in Schedule E.

      1.11  "INGRAM COST" shall mean *.

      1.12 "INGRAM PRODUCTS" shall mean all hardware, software and other products offered for sale from time to time as reflected in Ingram's electronic product listing database that is provided to CompUSA ("Catalog").

      1.13 "LIBOR" shall mean the British Bankers Association's London Inter Bank Offered Rate fixed as of the last business day of each calendar month, as published by Bloomberg, and effective as of the first day of the following calendar month.

      1.14  "MANAGEMENT FEE" shall mean the fee due Ingram as calculated in
      Section 8.1 hereof.

      1.15 "PROCUREMENT SERVICES" shall mean those services to be provided by Ingram as described in Schedule D.

      1.16  "PRODUCTS" shall mean "Ingram Products" and "Third Party Products."

      1.17 "RESERVE INVENTORY" shall mean Constrained Inventory, Large Account Programs, or Available Inventory as defined in Schedule A.

      1.18 "RMA" shall mean an Ingram Return Material Authorization as described in Schedule F hereof.

      1.19 "SERVICES" shall mean all of the services described in Section 5 and detailed in the Schedules attached hereto and any other additional services which CompUSA may request and Ingram may provide as permitted under Section 5.2.

      1.20 "SLA" shall mean one of the Service Level Agreements entered or to be entered into by CompUSA and a Customer.

      1.21 "TERM" shall mean the period of time beginning on the Effective Date and ending on the earlier of (a) the fifth anniversary of the Effective Date or (b) date on which a party terminates the Agreement as permitted under the Agreement.

      1.22 "THIRD PARTY PRODUCT" or "3P PRODUCT" shall mean hardware, software or other products that Ingram does not offer in its Catalog, but which Ingram shall procure on behalf of or from CompUSA under this Agreement.

      1.23  "TOTAL PURCHASES" shall mean *.

      1.24 "VENDOR" shall mean the manufacturer or publisher of a Product or Goods.

2.    SCOPE OF AGREEMENT.

      2.1 This Agreement applies to purchases of Product by CompUSA for resale to its Customers only.

3.    COMPUSA COMMITMENTS.

      3.1 SOLE SUPPLIER: Beginning on January 1, 2000 and continuing throughout the Term, and except as provided under Sections 3.4.4, 7.1.5, and 7.2, CompUSA shall purchase from Ingram not less than * (the "Purchase Requirement") of all of the Product purchases for its Customers as measured on a monthly aggregate basis.

      3.2 THIRD PARTY PRODUCTS: CompUSA and Ingram shall work together to transfer at no cost or expense to CompUSA and within ninety (90) days after the Effective Date, any purchasing relationship which CompUSA has with the 3P Product Vendors listed on Exhibit 3.2 attached hereto to a direct purchasing relationship with Ingram. Promptly following the Effective Date, CompUSA shall provide Ingram with a version of Exhibit 3.2 that prioritizes the order in which all Vendors on Exhibit 3.2 shall be transferred to a direct purchasing relationship with Ingram. Ingram shall use commercially reasonable efforts to transfer all 3P Product Vendors listed on Exhibit 3.2 to direct purchasing relationships, and to do so in the order specified by CompUSA, during the ninety (90) day period referred to above. Until such time as Ingram has established a purchasing relationship with a Vendor listed on Exhibit 3.2, CompUSA shall purchase its 3P Product requirements directly from that Vendor and sell or otherwise transfer such 3P Product to Ingram at CompUSA's cost.

      3.3 STANDARD PRODUCTS: CompUSA has provided Ingram a list of Products which it considers to be the standard products offered to its Customer base (the "Standard Products"). The Standard Product list is attached hereto as Exhibit 3.3 and may be updated from time to time by CompUSA with ten (10) business days' notice with the addition of such Products as CompUSA may select from the Catalog.

       3.4    FORECASTS AND CAPACITY:

              3.4.1 CompUSA and Ingram agree to work together in good faith to develop, by the 15th of each calendar month, forecasts for the following calendar month for such items as the parties deem appropriate. At a minimum, the forecasts will include estimates of the number of configurations to be performed during the following month on a weekly (or daily) basis and an estimate of the Standard Products. For purposes of the forecasting provisions of this Agreement, the following general procedures shall be applicable:

                     (a) On or before the first business day of each month, Ingram shall provide CompUSA with historical run rate data.

                     (b) Within seven (7) days following receipt of such historical run rate data, CompUSA shall submit to Ingram CompUSA's good faith forecast based on such data.

                     (c) Within four (4) days after Ingram's receipt of CompUSA's forecast, Ingram shall provide CompUSA with any reasonable objections Ingram may have regarding any item contained in such forecast.

                     (d) No later than the 15th day of each month, CompUSA shall provide Ingram with CompUSA's analysis and/or rationale substantiating its forecast. All forecasted items that are not objected to, or for which CompUSA provides substantiation, shall be deemed final.

                     (e) In the event Ingram fails to provide the data required by (a) above, any forecast submitted by CompUSA on or before the 15th of any month shall be deemed to be the governing forecast for the next calendar month.

              CompUSA will update its forecasts to reflect new orders, new customers, or other significant developments as mutually agreed by the parties. Ingram shall advise CompUSA of its concurrence or disagreement with any forecast modifications proposed by CompUSA within forty-eight (48) hours. In the event Ingram disagrees with any forecast modification, CompUSA shall have the right to service the business relating to such forecast modification from sources other than Ingram, and such purchases shall not be included in the calculation of the Purchase Requirement.

              3.4.2 For those Customers for which Ingram has agreed to specific SLA's under Section 7.2, the parties agree to work together in good faith to develop forecasts of such items as the parties deem appropriate by the 15th day of each month for a rolling 90-day period beginning on the first day of the following month. If necessary, the parties will update their forecasts to reflect new orders, new customers, or other significant developments. The first thirty (30) days of each forecast agreed to during under this Section 3.4.2 shall be binding and may be modified only with Ingram's consent.

              3.4.3 Ingram will staff at 100% of the forecasting requirements on a daily basis. Ingram will use its best efforts to support up to 120% of the forecasted requirements. Ingram will provide adequate warehouse space for Product inventory to support the Configuration and assembly volumes as provided from the monthly forecast. For purposes of sections 3.4.3 through 3.4.5 and 7.l.1, the relevant forecasts will be the forecasts prepared by the 15th for the following month and any updated forecasts agreed to at least 5 business days prior to the date(s) forecasted.

              3.4.4 In the event that CompUSA's Configuration requirements are more than 120% of the forecasted requirements, Ingram will use its best efforts to meet the requirements in excess of forecast. The forecast for September 1999 will not exceed 375 Configurations per day. Beginning, January 1, 2000, CompUSA shall reimburse Ingram for direct payroll and other direct variable costs incurred by Ingram for staffing in excess of the levels required to meet 120% of the forecasted requirements; provided however, that no reimbursement shall be made for any costs that were not approved in writing by CompUSA before being incurred by Ingram. If CompUSA does not agree to pay the costs requested by Ingram, CompUSA may either (i) modify its work requirements to fall within the 120% limit or (ii) meet the excess requirements from sources other than Ingram, in which case such purchases will not be included in the calculation of the Purchase Requirement.

              3.4.5 Beginning January 1, 2000, if CompUSA Configuration requirements are less than 80% of the forecasted requirements, CompUSA shall reimburse Ingram for the direct payroll and other direct variable costs incurred by Ingram for the difference between the cost of staffing for the actual requirements and the cost of staffing for 80% of the forecasted requirements.

4.     PRODUCT SALES AND PRICING.

       4.1 PRICE: Ingram will invoice CompUSA for *. Products will be priced and invoiced at the time of shipment to Customers.

       4.2 SHIPPING AND FREIGHT: Ingram will ship all Products and Goods F.O.B. origin except (i) Ingram shall bear all standard ground freight costs related to such shipments and (ii) risk of loss will not transfer until delivery to the Customer. In the event CompUSA directs Ingram to ship the Product in any manner other than standard ground, for any reason other than an Ingram error, all freight and special handling costs shall be charged to a third party freight account provided by CompUSA at the time of shipment. Consistent with the practices used by Ingram and CompUSA as of the Effective Date, following the close of each month, Ingram shall issue a credit to CompUSA in an amount equal to the ground freight costs which Ingram would have incurred on any shipments where the freight costs were charged to CompUSA's freight carrier account. CompUSA shall bear all freight and handling costs for shipments of Goods and Products to destinations outside of the United States.

       4.3 SHIPPING DISCREPANCIES: No later than 30 days after delivery of the Product or Goods to CompUSA or its Customer, CompUSA shall notify Ingram of all claimed shortages or damaged Products or Goods. Ingram shall bear all costs arising due to shipping errors made by Ingram.

       4.4 REFUSALS: Ingram shall credit CompUSA the invoice amount and, by separate invoice, charge CompUSA for any return freight costs incurred by Ingram relating to any Product orders which are refused at time of delivery to the Customer. However, Ingram shall bear all costs arising due to shipping errors made by Ingram.

       4.5 VENDOR RESTRICTIONS: Ingram shall not be required to sell to CompUSA Products which may only be sold to resellers, unless CompUSA is an authorized reseller of the Product. All Products delivered to CompUSA or its Customers hereunder are subject to any restrictions or limitations placed on them by the original seller (other than Ingram) or Vendor of the Products. CompUSA is solely responsible for ensuring its adherence to any and all such restrictions or requirements.

5.     INGRAM SERVICES.

       5.1 Ingram shall provide the following services to CompUSA as more fully described in the designated Schedules attached to this Agreement:

                     SERVICES                           SCHEDULE

                     Order Fulfillment                      A
                     Configuration                          B
                     Ship Consolidation                     C
                     Goods Warehousing                      E
                     Product Returns                        F
                     Export Services                        G

       5.2 After the Effective Date, CompUSA may request and Ingram may agree to perform additional services not provided for under this Agreement. A description of those additional services and the service fees relating thereto shall be set forth in additional Schedules to be mutually agreed upon by the parties and attached to this Agreement.

       5.3 During the initial year of the Term of the Agreement, Ingram will evaluate and implement ways and means of adding efficiencies to operations-related processes and the parties shall split equally all mutually agreed to and identified cost savings.

6.     TRANSITION SERVICES.

       6.1 INVENTORY/RETURN AUTHORIZATIONS (RTV'S): Ingram shall issue to CompUSA return authorizations for all CompUSA's product inventory as set forth on the list dated August 26, 1999 (the "Inventory Product") which is in resalable condition and currently offered by Ingram in its Catalog at the time it is physically inspected by Ingram. Such inventory returns will be transferred at Ingram Cost as of the date of inspection of such Inventory Product.

       6.2    INSPECTION OF THE INVENTORY PRODUCT:

              6.2.1 Ingram shall be permitted to inspect the Inventory Product located at CompUSA's Grapevine, Texas distribution center (the "Grapevine Facility") within 30 days following the Effective Date. At time of inspection of any Inventory Products, Ingram shall advise CompUSA whether it will issue a return authorization for such Inventory Products. Ingram shall remove all Inventory Products which it intends to issue a return authorization from the Grapevine Facility no later than 30 days following completion of the physical inspection.

              6.2.2 CompUSA shall ship at its cost all Inventory Product not located at the Grapevine Facility to Ingram's facility located in Rancho Cucamonga, California, prior to October 15, 1999. As soon as practical, but not later than October 31, 1999, Ingram shall inspect the Inventory Products and advise CompUSA for which of the Inventory Products it will issue return authorizations.

       6.3 REMAINDER INVENTORY: All Inventory Product for which Ingram chooses not to issue return authorizations because it was either not in resalable condition or in Ingram's Catalog at the time of inspection or was not made available for inspection as required under Section 6.2 shall be deemed to be "Remainder Inventory." At CompUSA's direction, Ingram shall dispose of all Remainder Inventory through liquidation or destruction or at CompUSA's direction return such Remainder Inventory to CompUSA at CompUSA's expense on or before December 31, 1999. Ingram will promptly remit to CompUSA all proceeds from the sale or other disposition of the Remainder Inventory. Upon completion of the disposition of the Remainder Inventory, Ingram shall issue an invoice to CompUSA for $3.25 per unit of Remainder

       Inventory, and CompUSA shall pay such invoice within thirty days following the date of receipt of the invoice.

       6.4 FACILITIES SUBSIDY: On the next business day following execution of this Agreement, Ingram shall pay CompUSA by wire transfer of immediately available funds the sum of $ * to subsidize CompUSA's operating costs related to its Grapevine Facility.

7.     PERFORMANCE STANDARDS.

       7.1 GENERAL PERFORMANCE STANDARDS: During the Term, Ingram shall perform the Services in accordance with the following standards. All standards will be based on the most recent forecasts submitted by CompUSA in accordance with Section 3.4.

              7.1.1 CONFIGURATIONS: On a daily basis, Ingram shall have (i) * (the "Configuration Standard") of all Configurations (other than Complex Builds), up to 120% of the forecasted amount, completed and available for shipment on the next business day following receipt of a Configuration order, and (ii) all remaining Configurations (including all Complex Builds) completed and available for shipment within three business days following receipt of a Configuration order. During September, October, November and December 1999, the Configuration Standard will be * and *, respectively. The standards set forth in the preceding two sentences shall only apply to "conforming" Configurations using Standard Product and other Product in stock which are received prior to noon local time at the configuration center. A Configuration shall be deemed to be "conforming" if (i) it passes technical review, which includes review of inventory issues, technical issues, compatibility issues and pricing issues, or (ii) Ingram does not notify CompUSA that the Configuration is non-conforming, which notice shall describe why the order is non-conforming, within two hours of Ingram's receipt of the Configuration order (or, in the case of Complex Builds, within four hours of Ingram's receipt of the Configuration order).

              7.1.2 STANDARD PRODUCTS: On a daily basis, Ingram shall have * of all orders for Standard Product (up to the forecasted amount and not including Constrained Inventory) available for shipment on the same day that the order is received if the order is received prior to 5 p.m. local time at the shipping warehouse.

              7.1.3 SHIPPING ACCURACY: On a daily basis, Ingram shall ship at least * of all Product orders without shipping errors made by Ingram. Shipping errors include but are not limited to shipments incorrectly addressed or shipped to the wrong location, shipments of the wrong quantity or type of Products, or other errors made by Ingram relating to shipment.

              7.1.4 PERFORMANCE REPORT: By the 5th day of each Ingram fiscal month, Ingram shall provide a written report to CompUSA of its Configuration and Standard Product shipment activity during the prior month in sufficient detail and with such information as may be necessary for CompUSA to quantify Ingram's level of compliance with its obligations under Sections 7.1.1 and 7.1.2. In the report, Ingram shall provide separate statistics for Configuration and Standard Product shipment activities for Customers with SLA's containing financial penalties by which Ingram has agreed to be bound pursuant to Section 7.2.2 ("SLA Penalty Customers"). The report shall also show the calculation of a "Performance Rate", which shall be the monthly aggregate percentage of performance by Ingram of the standards contained in Sections 7.1.1 and 7.1.2 for all Customers other than SLA Penalty Customers.

              7.1.5 PERFORMANCE REQUIREMENT: If the Performance Rate for any month is at least * but less than *, the Purchase Requirement (as defined in Section 3.1) will be reduced by five (5) percentage points for the following month (e.g., from * to *). If the Performance Rate for any month is at below *, the Purchase Requirement will be reduced by ten (10) percentage points for the following month. If the Performance Rate for any month is * or above for any month when the Purchase Requirement is less than *, the Purchase Requirement will be increased by ten (10) percentage points for the following month, up to a maximum Purchase Requirement of *.

       7.2    SERVICE LEVEL AGREEMENTS:

              7.2.1 CompUSA has provided Ingram copies of existing SLA's with certain Customers as summarized on Exhibit 7.2.1. Ingram has reviewed the performance obligations and warranties set forth in
              Exhibit 7.2.1 and agrees to perform in accordance with those requirements, even if such requirements are more restrictive than the general standards set forth in Section 7.1. Ingram shall not be bound by the financial penalties in the SLA agreements listed on Exhibit 7.2.1; however, where Ingram has not agreed to be bound by a financial penalty included in a customer agreement, and Ingram fails to meet the SLA contained in such customer's agreement, then CompUSA will be permitted to fulfill that contract from sources other than Ingram and such purchases will not be included in the calculation of the Purchase Requirement.

              7.2.2 From time to time, CompUSA may without the prior approval of Ingram, agree to additional SLA's so long as those SLA's are equally or less restrictive than the General Performance Standards set forth in Section 7.1 above. However, if a Customer requests SLA's with performance standards more restrictive than those stated in 7.1 above, CompUSA must present that request to Ingram in writing. Ingram will have one business day to evaluate and either accept or reject the SLA in writing, which rejection may be accompanied by a description of the basis (including costs) on which Ingram will agree to such SLA. If Ingram accepts the SLA, Ingram will at the same time either accept or reject the financial penalties, if any, included in the agreement; and if Ingram rejects the financial penalties, the arrangement will be governed by the final sentence of Section 7.2.1. If Ingram rejects the SLA, CompUSA may service the Customer requesting the SLA from other sources, and Products for such Customer not purchased from Ingram shall not be included in the calculation of the Purchase Requirement.

              7.3 CONSTRAINED INVENTORY: Ingram shall ensure that CompUSA receives all items of Constrained Inventory which CompUSA is entitled to receive by virtue of any manufacturer's allocation of Constrained Inventory for or on behalf of CompUSA or any CompUSA Customer. Ingram's inability to obtain Constrained Product shall not be considered when determining Ingram's performance against the performance standards stated in this Section 7, provided that
              (i) Ingram shall use commercially reasonable efforts to locate and procure such Constrained Product, and (ii) Ingram notifies CompUSA of its inability to obtain such Constrained Product within 24 hours. CompUSA shall then have the right to procure such Constrained Product from other sources and such purchases shall be treated as purchases of Third Party Products hereunder.

              7.4 AUTHORIZED REPRESENTATIVE: Each party shall designate an individual within its organization to monitor and manage SLA compliance. Either party may change the individual designated by providing notice in accordance with Section 16.1.

8.     MANAGEMENT AND SERVICE FEES.

       8.1 MANAGEMENT FEE: In consideration for the Order Fulfillment, Configuration, Goods Warehousing and Product Return Services, Ingram will be paid a Management Fee calculated by multiplying the Total Purchases during each of Ingram's fiscal months by * .

       8.2 SERVICE FEES: In addition to the Management Fee, Ingram shall invoice and CompUSA shall pay the following additional service fees and the fees set forth on Schedules A and E (the "Service Fees"):

              8.2.1 CONFIGURATIONS/ASSET TAGS: In the event the total number of Configurations and Asset Tags exceeds * in an Ingram fiscal month, CompUSA shall pay Ingram $ * for each additional Configuration and $ * for each additional Asset Tag completed by Ingram during that month after the total reaches *.
              Configurations that have Asset Tags will be counted and charged as Configurations only. Ingram will provide CompUSA with a monthly report showing all Configurations and Asset Tags for the prior month on a daily basis together with all associated Configuration and Asset Tag fees.

              8.2.2 PRODUCT RETURNS: For each Product return in excess of the limits set forth in Schedule F, CompUSA shall pay a fee of $ * per unit.

              8.2.3 THIRD PARTY PRODUCT PROCUREMENT FEE: For all 3P Product Procurement Vendors other than those set forth on Exhibit 3.2, CompUSA may request Ingram to establish a direct purchasing relationship by Ingram with such 3P Product Procurement Vendor. Ingram shall provide CompUSA with Ingram's response to any such request within five (5) business days. If Ingram agrees to establish a direct purchasing relationship with such 3P Product Vendor, Ingram's response to CompUSA shall specify such agreement and set forth the time within which such direct purchasing relationship with Ingram will be established. If (i) Ingram fails to provide a response within five (5) business days, (ii) declines to establish a direct purchasing relationship with any 3P Product Vendor or (iii) proposes a time frame for establishing such direct purchasing relationship that is reasonably unacceptable to CompUSA, CompUSA may continue to procure Product directly from such 3P Product Procurement Vendor.

              CompUSA shall pay Ingram a 3P Product Procurement Fee whenever Ingram establishes a new purchasing relationship with a vendor of 3P Products. The fee for each new relationship will be $ * plus $
              * per Product sku.

              8.2.4 SHIP CONSOLIDATED FEES: CompUSA shall pay Ingram a Ship Consolidated fee equal to $ * per Product unit which is processed Ship Consolidated.

              8.2.5 EXPORT SERVICE FEES: CompUSA shall pay Ingram and Export Service fee equal to $ * per Product order.

       8.3 MANAGEMENT FEE ADJUSTMENTS: The Management Fee has been determined by Ingram based on the assumptions set forth in Exhibit 8.3 (the "Assumptions"). The parties agree that in the event one or more of the Assumptions above change materially, Ingram may propose prospective revisions to the Management Fee to CompUSA. Such revisions may only be proposed on each six-month anniversary of the Agreement and CompUSA shall have a period of 30 days to review such proposed Management Fee adjustment and to accept or reject such adjustment. In the event CompUSA elects to reject any proposed Management Fee adjustment, and the parties cannot agree on a mutually agreeable Management Fee within 30 days, either party shall have the right to terminate the Agreement upon giving the other party 180 days' prior written notice of its election to terminate the Agreement.

9.     PAYMENT AND CREDIT TERMS.

       9.1 GENERAL TERMS: All Product Purchases which are not subject to flooring will be paid under net 30-day terms. The Management Fee will be invoiced monthly and paid within fifteen (15) days from the date of receipt of the invoice. All past due amounts shall accrue interest at an annual interest rate equal to LIBOR plus six (6) additional percentage points from the tenth day following the due date until paid. The Service Fees will be invoiced monthly and paid within thirty (30) days from the date of receipt of the invoice.

       9.2    TIMELY PAYMENT:

              9.2.1 In the event CompUSA fails to make timely payment of any undisputed amount invoiced hereunder, and fails to cure same within ten (10) business days after written notice of same, Ingram shall have the right, in addition to any and all other rights and remedies available to Ingram, at law or in equity, to revoke any or all credit extended or to delay or cancel future deliveries of Products or Services. Ingram shall not be required to reinstate credit or deliveries regardless of future payment by CompUSA. Ingram shall not exercise any remedy until the expiration of such 10-day cure period.

              9.2.2 In the event Ingram fails to make timely payment of any amount invoiced hereunder, and fails to cure same within ten (10) business days after written notice of same, CompUSA shall have the right, in addition to any and all other rights and remedies available to the CompUSA, at law or in equity, to revoke any or all credit extended. CompUSA shall not be required to reinstate credit regardless of future payment by Ingram. CompUSA shall not exercise any remedy until the expiration of such 10-day cure period.

              9.2.3 Disputed Items: If either party has a good faith dispute with respect to an invoiced amount, such party will pay the undisputed portion of the invoice and notify the other party of the disputed amount no later than the date on which the invoiced amount was due. For purposes of this Section, the deduction of any amount from payment of any invoice shall be deemed notice of a potential dispute provided the debit memo sets forth the reason for the deduction. The parties will use their best efforts to attempt to resolve any such disputes within 30 days thereafter. The nonpayment of any such item which is in dispute shall not be treated as a failure to pay for the purposes of Sections 9.2.1 and 9.2.2; provided that, in the event that it is determined that a disputed amount is legitimate, such amount shall be paid within five days of the date such dispute is resolved.

       9.3 INSOLVENCY: Any obligation of Ingram or CompUSA under this Agreement to deliver Products or Services on credit terms to the other party shall terminate without notice if the other party files a voluntary petition under a bankruptcy statute, or makes an assignment for the benefit of creditors, or if an involuntary petition under a bankruptcy statute is filed against such other party and not dismissed within 90 days, or if a receiver or trustee is appointed to take possession of the assets of the other party.

       9.4 FAIR PRICING: Ingram represents to CompUSA that it believes that the combination of the prices and terms for the Products and Services being offered to CompUSA pursuant to this Agreement, when considered in the aggregate, are at least as favorable as those offered by Ingram to any other customer of Ingram with a business model similar to CompUSA and which purchases products and services from Ingram in volumes similar to CompUSA (hereafter, a "similar customer"). On a quarterly basis during the term of this Agreement, Ingram and CompUSA will meet to review current market prices and terms for the Products and Services being offered by Ingram to CompUSA pursuant to this Agreement. At such meetings, the parties will discuss in good faith amendments to such prices and terms, if necessary, in order to render the prices and terms for the Products and Services provided by Ingram to CompUSA, when considered in the aggregate, to be at least as favorable as those then being received by other similar customers of Ingram. Nothing herein shall require Ingram to disclose the prices, terms or conditions on which it sells products or provides services to specific customers.

       9.5 WAIVER OF LIENS: Ingram hereby waives any warehouseman's, inventory or other liens that it may have with respect to any merchandise, equipment or other property belonging to CompUSA that is in the possession of Ingram.

10.    TERM AND TERMINATION.

       10.1 TERM: This Agreement will commence on the date set forth below and will continue for a period of five years, unless earlier terminated earlier in accordance with this Section 10.

       10.2 TERMINATION FOR CAUSE: Either party may terminate this Agreement upon the material breach by the other party if the breaching party fails to cure such breach within sixty (60) days after receiving written notice specifying the breach and indicating the notifying party's intent to terminate if such breach is not cured, other than for breaches under
       Section 9.2.1 or 9.2.2.

       10.3 TERMINATION WITHOUT CAUSE: CompUSA may terminate this Agreement without cause 90 days after notifying Ingram that it is terminating the Agreement, and Ingram may terminate this Agreement without cause 180 days after notifying CompUSA that it is terminating the Agreement, provided that neither party shall have the right to issue a notice of termination under this section during the first nine (9) months of the Term of this Agreement.

       10.4   EFFECT OF TERMINATION:

              10.4.1 Upon termination, CompUSA will take all necessary steps to have the Goods removed from Ingram's facility within 30 days after the date of termination. Ingram will continue to safeguard all Goods during the 30 day period and applicable fees will continue to accrue. In the event CompUSA fails to have Goods removed, Ingram may take steps to remove the Goods and recover all associated costs as provided by law.

              10.4.2 Termination of this Agreement will not affect the rights or obligations of either party which accrued prior to the effective time of termination. Except as otherwise stated in this Agreement, no termination shall affect any of the nonbreaching party's other rights and remedies available under this Agreement, at law or in equity, nor be treated as an election of remedies by the nonbreaching party.

              10.4.3 The following sections shall survive any termination of this Agreement: Section 10.4 and all of Sections 11 through 16.

11.    NON-DISCLOSURE OF CONFIDENTIAL INFORMATION.

       11.1 Both parties agree that neither party nor its designated personnel shall disclose to third parties, or use for any purpose other than to facilitate performance of this Agreement (including without limitation soliciting or making sales to the customers of the other), any confidential information, proprietary information and/or trade secrets of the other, or any of its vendors, customers or agents ("Confidential Information"), which has not been previously disclosed to the other by outside third parties who were not bound to maintain its confidentiality, or which is not in the public domain, without the other's prior written permission. All Confidential Information will remain the property of the respective owners. The parties grant to each other a nontransferable and nonexclusive right to use Confidential Information, solely in the performance of this Agreement. Confidential Information shall include, by way of example and not of limitation, all things, ideas, models, devices, plans, specifications, procedures, products, materials, processes, computer firmware, computer programs, customer-specific images, customer-specific loads, or customer-specific proprietary software, business and marketing plans, price lists, customer lists, tooling and equipment which are trade secrets or which include proprietary know-how or information. Confidential Information shall include not only trade secrets and proprietary know-how developed as a result of the performance of the services by Ingram for CompUSA under this Agreement, but also trade secrets, proprietary know-how and information obtained by Ingram from third parties (including vendors and Customers) under a confidential relationship and the identities of and related information pertaining to CompUSA's Customers.

       11.2 The foregoing obligation not to disclose Confidential Information shall not apply with respect to a party's Confidential Information that the other party (a) is advised by counsel is required to be disclosed by any governmental agency or pursuant to any law, code or regulation, provided the disclosing party notifies the other party in writing as soon as it becomes aware of the disclosure requirement so as to afford the other party every opportunity to take whatever steps it deems necessary to protect the confidentiality of the information or (b) must disclose in order to fulfill obligations to financial partner.

       11.3 As necessary to fulfill obligations to financial partners, CompUSA may disclose the terms this Agreement.

       11.4 In the event that either party determines that it must file this Agreement as an exhibit to any registration statement or report it files with the U.S. Securities and Exchange Commission (the "SEC"), that party will: (i) request confidential treatment for the filing; (ii) permit the other party to review and approve the portions of this Agreement for which confidential treatment is requested at least 72 hours prior to the filing; and (iii) permit the other party to participate in any discussions with the SEC with respect to such request.

       11.5 Each party will keep this Agreement and its terms confidential, and will make no press release or public disclosure, either written or oral, regarding the transactions contemplated by this Agreement without the prior written consent of the other party hereto, which consent will not be unreasonably withheld; provided that the foregoing will not prohibit any disclosure that is required by law or the rules of any stock exchange or other entity where a party's securities are traded.

12.    RIGHT TO AUDIT.

       12.1 Ingram will maintain written and/or electronic records substantiating the basis for Ingram Cost, Fees and any other charges billed or credited to CompUSA and any other transactions under this Agreement. CompUSA shall have the right to have an independent audit firm perform an audit of the records and related financial books and records, as well as records of Ingram performance, during the term of this Agreement and for a period of two years following the termination of this Agreement.

       12.2 CompUSA will maintain written and/or electronic records substantiating the basis for any charges billed or credited to Ingram and any other transactions under this Agreement. Ingram shall have the right to have an independent audit firm perform an audit of the records and related financial books and records, during the term of this Agreement and for a period of two years following the termination of this Agreement.

       12.3 All audits permitted under Sections 12.1 and 12.2 shall be conducted during normal business hours upon not less than five days' notice to the party being audited. The party being audited shall have the right to have its representative present during the audit process and shall cooperate fully with the audit process. Such audits will be limited to the party's records directly related to its performance under this Agreement.

       All audits will be conducted in a manner which does not unreasonably disrupt the audited party's normal business operations.

       12.4 If an audit discloses any overcharges or misstatement of costs or sales, then payment will be adjusted to be in accordance with the terms of this Agreement and the net amount determined to be overcharged or undercharged will be promptly paid or credited. The cost (fees and expenses) of the auditors will be borne by the party requesting the audit, provided that if the audit results in a net adjustment in excess of 3% of the amounts that were the subject of the audit, the party being audited shall bear the costs of the auditors and all other costs of the audit.

13.    WARRANTIES.

       13.1 SERVICE WARRANTY: All Services performed by Ingram will be done in a professional, good and workmanlike manner and in accordance with industry accepted practices.

       13.2 PRODUCT WARRANTY: Product warranties, if any, are provided by the vendor of the Products. Neither Ingram nor CompUSA makes any warranties whatsoever regarding the Products or Goods. In the event that it is determined that Ingram or CompUSA is responsible for a warranty relating to Products or Goods, that party's sole obligation (and the other party's sole remedy) in the event of breach of any warranty relating to Products or Goods shall be the repair or replacement of defective Products or Goods. UNLESS OTHERWISE STATED HEREIN, NEITHER INGRAM NOR COMPUSA MAKES ANY OTHER WARRANTY REGARDING THE PRODUCTS OR GOODS, EITHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

       13.3 Each party hereby warrants and represents that: (a) it has the full and unrestricted right, power and authority to enter into this Agreement and to perform its obligations in accordance with the terms of this Agreement; and (b) its performance hereunder does not and will not violate any (i) applicable law, rule or regulation or (ii) agreement, obligation or understanding (whether oral or written) to which it is a party.

       13.4 SYSTEMS AVAILABILITY: Ingram hereby warrants and represents that it shall take all reasonable steps required to maintain the availability of its systems that are required to support this Agreement, including without limitation EDI, Ingram Micro.com, IMPulse and Speedsource. Ingram shall use its best efforts to remedy any system failure within eight hours of any systems failure.

       13.5 DISASTER RECOVERY: Ingram shall deliver a copy of its disaster recovery policy to CompUSA within 10 days after execution of this Agreement and warrants that it shall maintain a disaster recovery policy in effect during the term of this Agreement.

       13.6 SURREPTITIOUS CODES: Ingram warrants that its actions under this Agreement will not introduce into the Products manufactured by others and any medium manufactured by others by which they are delivered to Ingram, any virus or any other contaminant, or disabling devices including, but not limited to, codes, commands or instructions that may have the effect or be used to access, alter, delete, damage or disable the Products.

       13.7 Y2K: Each of CompUSA and Ingram hereby represent and warrant to the other that its business operations and services provided under or related to performance of this Agreement will not be interrupted by any problems in its internal systems resulting from the Year 2000 date change or any other date recognition issues during the year 2000.

       13.8 INDEMNIFICATION: Each of CompUSA and Ingram shall indemnify, defend and hold the other harmless from and against any losses, costs, expenses, claims, judgments and other damages arising from or related to a breach of a representation or warranty made in this Section 13.

14.    INTELLECTUAL PROPERTY.

       14.1 OWNERSHIP OF MARKS: Each party recognizes the other party's ownership and title to certain trademarks, service marks and trade names, whether or not registered federally or in any state(s), together with the goodwill attached thereto, and agrees that any goodwill that accrues because of the use of such marks and names will vest in and become the property of the owner of each such mark(s) and name(s). Neither party will, at any time during the term of this Agreement or at any time thereafter, do or suffer to be done any act or thing that could in any way impair the rights of the other party in and to such mark(s) and name(s), and particularly will not represent that it has any title or right of ownership in the other party's mark(s) and name(s).

       14.2 PATENTS: No licenses, express or implied, under any patents are granted by either party to the other party hereunder.

       14.3 NOTIFICATION OF BREACH: Each party shall notify the other party promptly of any known or suspected breach of the other party's proprietary rights that comes to its attention.

       14.4 LIABILITY DISCLAIMER: NEITHER INGRAM NOR COMPUSA SHALL BE LIABLE FOR AND SHALL HAVE NO DUTY TO DEFEND, INDEMNIFY, OR HOLD HARMLESS THE OTHER PARTY OR ITS CUSTOMERS FROM AND AGAINST ANY OR ALL CLAIMS MADE AGAINST OR DAMAGES AND COSTS INCURRED BY THE OTHER PARTY AND ITS CUSTOMERS ARISING FROM THE INFRINGEMENT OF ANY PATENTS OR TRADEMARKS OR THE VIOLATION OF COPYRIGHTS BY PRODUCTS OR GOODS.

       NOTWITHSTANDING ANY OTHER TERMS OR CONDITIONS TO THE CONTRARY, IN THE EVENT THAT ITS DETERMINED THAT INGRAM OR COMPUSA IS LIABLE FOR ANY INFRINGEMENT OR VIOLATION OF ANY PATENT, TRADEMARK OR COPYRIGHT BY PRODUCTS OR GOODS, SUCH PARTY'S LIABILITY UNDER THIS SECTION SHALL NOT EXCEED THE PURCHASE PRICES OF THE INFRINGING PRODUCT OR GOOD.


15.    LIMIT OF LIABILITY.

       15.1 NEITHER INGRAM NOR COMPUSA SHALL BE LIABLE TO THE OTHER, THE OTHER'S CUSTOMERS, OR ANY OTHER PARTY FOR ANY LOSS, DAMAGE, OR INJURY WHICH RESULTS FROM THE USE OR APPLICATION BY THE OTHER PARTY, A CUSTOMER, OR ANY OTHER PARTY OF PRODUCTS DELIVERED TO THE OTHER PARTY OR A CUSTOMER UNLESS THE LOSS OR DAMAGE RESULTS DIRECTLY FROM THE INTENTIONALLY TORTIOUS OR FRADULENT ACTS OR OMISSIONS OF INGRAM OR COMPUSA, AS THE CASE MAY BE. IN NO EVENT SHALL EITHER PARTY HAVE ANY LIABILITY FOR DAMAGE, DEATH OR INJURY FOR ANY PRODUCTS USED FOR AVIATION, MEDICAL, LIFESAVING, LIFE SUSTAINING OR NUCLEAR APPLICATIONS.

       15.2 IN NO EVENT SHALL ANY PARTY BE LIABLE TO ANY OTHER PARTY HERETO FOR ANY INCIDENTAL, SPECIAL, INDIRECT, PUNITIVE AND/OR CONSEQUENTIAL DAMAGES, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, ARISING FROM OR RELATED TO THE PERFORMANCE OF OR ANY FAILURE TO PERFORM ANY OF SUCH PARTY'S OBLIGATIONS UNDER THIS AGREEMENT. THE FOREGOING LIMITATION OF LIABILITY SHALL NOT APPLY TO LIMIT DAMAGE RECOVERY WHICH ARISES FROM OR IS RELATED TO A PARTY'S GROSS NEGLIGENCE IN THE PERFORMANCE OF OR THE FAILURE TO PERFORM SUCH PARTY'S OBLIGATIONS HEREUNDER. THE FOREGOING LIMITATION ON LIABILITY ALSO SHALL NOT SERVE TO LIMIT ANY PARTY'S RECOVERY FOR DIRECT DAMAGES FOR BREACH OF THIS AGREEMENT OR ANY REMEDY SPECIFICALLY SET FORTH HEREIN.

       15.3 IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY CONSEQUENTIAL DAMAGES OR DAMAGES OF ANY KIND OR NATURE ALLEGED TO HAVE RESULTED FROM ANY BREACH OF A PRODUCT'S WARRANTY.

16.    GENERAL.

       16.1 NOTICES: Any notice or communication hereunder or in any agreement entered into in connection with the transactions contemplated hereby must be in writing and given by depositing the same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, or by delivering the same in person. Such notice will be deemed received on the date on which it is hand-delivered or on the third business day following the date on which it is so mailed. For purposes of notice, the addresses of the parties will be:

                  IF TO COMPUSA:

                  CompUSA Inc.
                  14951 North Dallas Parkway
                  Dallas, Texas 75240
                  Attention:  President

                           WITH A COPY TO:
                           CompUSA Inc.
                           14951 North Dallas Parkway
                           Dallas, Texas  75240
                           Attention: Senior Vice President - General Counsel

                  IF TO INGRAM:

                  Ingram Micro Inc.
                  1600 East St. Andrew Place
                  Santa Ana, CA 92705
                  ATTN:  President, North America
                  Facsimile Number: (714) 566-0784

                           WITH A COPY TO:
                           Ingram Micro Inc.
                           1600 East St. Andrew Place
                           Santa Ana, CA 92705
                           ATTN: General Counsel
                           Facsimile Number: (714) 566-9370

       Any party may change its address for notice by written notice given to the other parties in accordance with this Section.

       16.2 GOVERNING LAW AND ACTIONS: This Agreement will be governed by and construed in accordance with the substantive laws (but not the rules governing conflicts of laws) of the State of Texas.

       16.3 TAXES: CompUSA will bear all applicable federal, state, municipal, and other government taxes on the Product and Services, excluding any state or federal income tax liability of Ingram. Exemption or resale certificates, valid in the place of delivery, must be presented to Ingram prior to shipment if they are to be honored.

       16.4 IMPROPER PAYMENTS: With respect to any transaction arising from this Agreement, the parties agree not to make any illegal offer or make, or commit to the making of, a transfer of anything of value (in the form of compensation, gift, contribution or otherwise) to any employee, representative, person or organization in any way connected with the other party or any customer of the other party. Nothing in this Section
       18.08 is intended to prevent ordinary and reasonable business entertainment or gifts not of substantial value, customary in local business relationships and not violative of law as applied in the relevant jurisdiction.

       16.5 COSTS, EXPENSES AND LEGAL FEES: In the event of any dispute or litigation concerning any controversy or claim between the parties hereto arising out of or relating to this Agreement or any other agreements contemplated hereby, or the breach hereof or thereof, either party may request that, in addition to determining the respective rights and obligations of the parties, the finder of fact determine which party is the "prevailing party" and the prevailing party will be entitled to recover from the other party its reasonable expenses, attorneys' fees and costs incurred in connection with the investigation, prosecution and defense thereof or the enforcement or collection of any judgment or award rendered therein.

       16.6 COUNTERPARTS: This Agreement may be executed in any number of original counterparts, each of which when executed and delivered will be deemed to be an original and which when taken together will constitute but one and the same instrument.

       16.7 RELATIONSHIP OF THE PARTIES/INDEPENDENT CONTRACTOR: This Agreement is not intended to create, and shall not be construed to create; a relationship of principal and agent, master and servant, employer and employee, joint venture, partnership, nor any other relationship other than that of independent contracting parties.

       16.8 INCORPORATION OF ALL SCHEDULES AND EXHIBITS: Each and every Schedule and Exhibit referred to hereinabove initialed by the parties and attached hereto is hereby incorporated by reference as if set forth herein in full.

       16.9 SERVICE OF PROCESS: Service of any and all process that may be served on any party hereto in any suit, action or proceeding arising out of this Agreement may be made in the manner and to the address set forth in Section 16.1 and service thus made will be taken and held to be valid personal service upon such party by any party hereto on whose behalf such service is made.

       16.10 ENTIRE AGREEMENT: This Agreement constitutes the entire agreement between the parties regarding the Products, Goods and Services, and, will cancel, terminate, and supersede any and all previous agreements, proposals, representations, or other statements, whether oral or written, including without limitation the Letter of Intent entered into by Ingram and CompUSA dated June 23, 1999. The terms of this Agreement will supersede the terms of any invoice, purchase order, or other form issued by either party. Any modifications of this Agreement must be in writing and signed by an authorized representative of each party.

       16.11 AMENDMENT; WAIVER: This Agreement may not be added to, modified, superseded or otherwise altered except by a written instrument signed by all the parties hereto. The waiver by a party hereto of any default hereunder will not be deemed to be a waiver of subsequent defaults of the same or different kind. The failure of any party to act will not in and of itself be construed as a waiver.

       16.12 FORCE MAJEURE: If any party fails to perform its obligations because of strikes, lockouts, labor disputes, embargoes, acts of God, inability to obtain labor or materials, governmental restrictions, governmental regulations, governmental controls, judicial orders, enemy or hostile governmental action, civil commotion, fire or other casualty, or other causes beyond the reasonable control of the party obligated to perform, then that party's performance shall be excused for a period equal to the period of such cause for failure to perform as long as the party who fails to perform gives the other party notice within ten (10) days after the event causing the failure.

       16.13 BINDING EFFECT/ASSIGNMENT: This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their respective representatives, successors and permitted assigns. This Agreement may be assigned by Ingram to its subsidiaries or to any successor (by merger or otherwise) to all or substantially all of its assets or to CompUSA; provided, however, that no such assignment shall relieve Ingram of its obligations hereunder. This Agreement may be assigned by CompUSA to any of its subsidiaries or to any successor (by merger or otherwise) to all or substantially all of its assets; provided, however, that no such assignment shall relieve CompUSA of its obligations hereunder. This Agreement will not be deemed to confer any rights or remedies upon any person not a party hereto.

       16.14 SEVERABILITY: If any provision of this Agreement is held to be illegal, invalid or unenforceable, such provision will be fully severable and this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

       16.15 CAPTIONS: The captions in this Agreement are for convenience of reference only and will not limit or otherwise affect any of the terms or provisions hereof.

       16.16 NUMBER: When the context requires, the number of all words includes the singular and plural.

       16.17 REFERENCE TO AGREEMENT: Use of the words "herein," "hereof," "hereto" and the like in this Agreement refer to this Agreement as a whole and not to any particular Article, Section or provision of this Agreement, unless otherwise noted.

       16.18 CURRENCY: Unless otherwise stated herein, all prices and fees are calculated in and must be paid in U.S. dollars.


       IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to sign this Agreement to be effective as of the date first set forth above.

       CompUSA: CompUSA Inc.                    Ingram: Ingram Micro Inc.


       By:  /s/ ANTHONY A. WEISS                By:  /s/  PHILIP D. ELLETT
           ---------------------                   ----------------------------

       Name: Anthony A. Weiss                   Name: Philip D. Ellett
            -----------------                        ---------------------------
               (PRINT NAME)                                 (PRINT NAME)

       Title: Executive Vice President -        Title: Executive Vice President
       Business Solutions                             --------------------------

                          LIST OF SCHEDULES AND EXHIBIT

SCHEDULES

         SCHEDULE A                ORDER FULFILLMENT

         SCHEDULE B                CONFIGURATION SERVICES

         SCHEDULE C                SHIP CONSOLIDATED SERVICES

         SCHEDULE D                [RESERVED]

         SCHEDULE E                GOODS WAREHOUSING

         SCHEDULE F                PRODUCT RETURNS SERVICES

         SCHECULE G                EXPORT SERVICES



EXHIBITS

         EXHIBIT  3.2              THIRD PARTY PRODUCT VENDOR

         EXHIBIT  3.3              STANDARD PRODUCTS

         EXHIBIT  7.2.1            SUMMARY OF CUSTOMER SLA'S

         EXHIBIT  8.3              ASSUMPTIONS

                                   SCHEDULE A

                           ORDER FULFILLMENT SERVICES



1. SCOPE: This Schedule describes the pick, pack and ship services (Order Fulfillment) for Products and Goods that Ingram will provide to CompUSA.

2. RESERVE INVENTORY - Upon CompUSA's written request, Ingram will reserve Product inventory for CompUSA's exclusive use. The reserve period shall begin on the date of the notice on the date the inventory is received by Ingram, whichever is later, and shall end on the date of shipment or the date CompUSA provides written notice to Ingram to remove inventory from the reserve, whichever is earlier.

     Reserve Inventory Fees:


        *

3.   GENERAL DESCRIPTIONS OF ORDER FULFILLMENT SERVICES:

     -    Utilize Ingram's warehouse network
     -    Serial number capture
     - Order ship complete - The process of shipping Products or 3P Product from multiple warehouses on the same day to arrive within a small span of time of each other.
     - Personalized Delivery - The packing slip and shipping label for every order has CompUSA's name, address and logo. CompUSA can elect to have the packing slip address be the "bill to", "ship to" or a customized address so that Ingram is not visible to the Customer. In addition CompUSA may add a static or dynamic message and the CompUSA or Customer P.O. number on the packing slip. The shipping label may also be customized as indicated above except the shipping address must be an Ingram warehouse so refused shipments can be properly returned. Additional fields such as: mark for name, mark for phone numbers, Delivery Order number and contract number may be added upon request.
-         Branch transfers as required

4.   FEES:

     Included in Management Fee, except for Reserve Inventory Fees.

                                   SCHEDULE B

                             CONFIGURATION SERVICES



1. SCOPE OF SERVICES: Ingram will provide technical review, integration, ISO management, quality management, image management, customer infrastructure management, data center management and test services ("Configuration services") for Ingram Product, 3P Product and Goods upon receipt of a purchase order from CompUSA.

2.   CONFIGURATION SERVICES:

     A. Ingram will integrate the Products, 3P Products and Goods according to CompUSA's written instructions. Ingram will functionally test Configurations to ensure that the integration of components has been performed correctly and the solution meets the functionality and compatibility specifications expected from such integration.

     B. Ingram will use its best efforts to meet the SLAs for Configurations in Schedule H. Ingram will not be responsible for schedule slippage or related expenses, including but not limited to, overtime labor and freight associated with expediting the production or delivery of Configurations containing Goods supplied by CompUSA or supplied by a third party arranged by CompUSA, if scheduled delivery of Configurations are delayed due to unavailability, late delivery or inoperative Goods provided by CompUSA or a third party arranged by CompUSA. Ingram will provide CompUSA with as much advance notice as is practicable of potential schedule slippage or additional expenses; provided however, that no reimbursement shall be made for any expenses that were not approved in writing by CompUSA before being incurred by Ingram.

     C. Prior to returning defective Configurations to Ingram, CompUSA will contact a designated Ingram Customer Service Representative who will provide the CompUSA RMA number which must accompany all Goods/Product returned to Ingram. RMA numbers will be included with the shipment documentation and all returns should be shipped to (ADDRESS TO BE PROVIDED BY INGRAM ACCOUNT MANAGER). Ingram reserves the right to refuse any shipment of Configurations if CompUSA has not provided the designated RMA number with the shipment documentation.

All defective Configurations returned to Ingram by CompUSA will be reviewed by Ingram prior to any credit for such returns being issued. Ingram will not issue credit for Configurations that have been modified including, but not limited to, the exchange of Goods/Product within the Configuration with other Goods/Product not shipped in the original Configuration. Ingram will provide notification to CompUSA of modification of Configurations within one (1) business day of receipt of such Configurations.

Configurations returned to Ingram at the address indicated above for repair or correction will be repaired, corrected and shipped at Ingram's expense within two (2) business days of receipt of such Configurations at Ingram. Ingram will only pay the freight for Configurations returned if the defect was due to Ingram error.

Ingram will not accept Stock Balance returns for Configurations.

Ingram will notify CompUSA within two business days of the return to Ingram of Configurations that have been refused in shipment or result from the cancellation of an order. CompUSA will within one business day of such notification attempt to restore the order and reship the Configuration. Configurations that are not reshipped will be depopulated. Credit will be issued to CompUSA for the amount of the original invoices less freight and a depopulation fee and the value of any Goods/Product that cannot be used as new for a future CompUSA purchase order.

     D. Ingram warrants that it will perform the requested Configuration Services in a good, workmanlike manner in accordance with the Configuration Instructions mutually agreed to between Ingram and CompUSA at the time the services are performed. All copies of software reproduced by Ingram for inclusion in any Configuration shall be true and complete copies of such software and shall include all copyright and trademark notices. The warranty period for Configuration Services shall be sixty (60) days from the date of invoice of the Configurations ("Configuration Warranty Period"). If, within fifteen (15) business days of receipt of a Configuration, CompUSA or its Customers, in its sole discretion, determines that a Configuration does not perform in accordance with the Configuration order, then Ingram, at its own expense, shall make all adjustments, repairs and replacements necessary to cause the Configuration to perform in accordance with the Configuration order. In the event Ingram is unable to perform such adjustments, repairs and replacements necessary to cause the Configuration to perform in accordance with the Configuration order, CompUSA shall be entitled to perform such adjustments, repairs and replacements necessary to cause the Configuration to perform in accordance with the Configuration order, or to return the Configuration for a full refund. In either case, CompUSA is to receive a full refund of any charges paid by CompUSA to Ingram for the related Configuration Services.

     E. COMPUSA IS RESPONSIBLE FOR ANY ADDITIONAL WARRANTIES OR DISCLAIMERS WHICH IT MAY WISH TO MAKE TO ITS CUSTOMERS WITH RESPECT TO THE GOODS OR CONFIGURATIONS DELIVERED HEREUNDER.

                                   SCHEDULE C

                           SHIP CONSOLIDATED SERVICES

1. In cases where all Products on a sales order are not located at one distribution center, CompUSA may direct Ingram to consolidate all of the Products into a single shipment. Ingram will branch transfer the Products to the Ingram facility designated by the Ingram account manager and hold them at that location until all the Products can be consolidated into a single shipment.

2. If all Products on a sales order are available at one of Ingram's distribution centers in the United States, Ingram will pick, pack and ship the order for that distribution center without charging a Ship Consolidated fee.

                                   SCHEDULE D

                                   [RESERVED]

                                   SCHEDULE E

                               GOODS WAREHOUSING

1. SCOPE. Ingram will warehouse Goods in its facilities. Upon receipt of a purchase order, Ingram will pick, pack and ship the requested Goods as per the instructions on the purchase order. Ownership of the Goods shall remain at all times with CompUSA's Customer.

2.   GOODS WAREHOUSING SERVICES

     A. Ingram requires written notice (e.g., a written purchase order) from CompUSA advising Ingram as to the type, quantity, place of delivery, and estimated time of arrival of Goods that are to be warehoused. In addition, notification via electronic mail or electronic data interchange is permissible.

     B. Ingram will provide the amount of warehouse space as the parties may mutually agree for storage of Goods.

     C. Ingram will receive Goods and provide notification and SKU reporting as mutually agreed upon by the parties.

     D. CompUSA will have the right, upon 2 hours' notice, to audit Goods inventory held by Ingram during normal business hours.

     E. Ingram will be responsible for all shrinkage to the Goods while in its possession based on a physical inventory taken on a six-month basis. Ingram will only be responsible to the extent of the value of the landed replacement cost of the Goods. Ingram's inventory record as shown in IMPulse will be the controlling inventory report. Should any Goods be found in excess of the inventory on record, both parties agree to consult one another to reconcile any discrepancies.

3.   FEES: $5.00 per unit incurred at the time of shipment.

4.   LIABILITY AND LIMITATION OF DAMAGES

     A. In the event of loss, injury or damage to the Goods while in Ingram's possession, CompUSA will determine which Goods require replacement, and Ingram will replace the Goods lost or damaged. If such Goods cannot be replaced, Ingram will pay the replacement cost for such Goods. CompUSA will allow Ingram to examine invoices, during normal business hours, for such Goods upon request by Ingram. Notwithstanding any other provision to the contrary in this Agreement, Ingram's maximum liability for loss, injury or damage to Goods will not exceed the actual replacement cost of the Goods and will not exceed $1,000,000 during any 12-month period.

                                   SCHEDULE F

                             PRODUCT RETURN SERVICES

PRODUCT RETURNS:

1. GENERAL: All returns must be accompanied by a valid CompUSA Return Material Authorization ("RMA") number. Each return must be packaged separately for each RMA and contain only Product specified on that RMA, All RMA's are valid for thirty (30) days from that date of issuance.

2. Subject to paragraphs 3 through 6 below, and Ingram's ability to return Product to the manufacturer or publisher of the Products, Ingram shall issue to CompUSA an RMA for Products purchased from Ingram for replacement or credit against future purchases by CompUSA. Credit for returns is calculated at the last purchase price or the current price, whichever is lower.

3. In the event CompUSA requests an RMA for credit on Products, Ingram will make commercially reasonable efforts to return the identified Products to the Vendor for credit.

4. After the Effective Date, the parties will negotiate in good faith to mutually further define disposition strategies and parameters associated with liquidation, disposition and auction services with the goal of completing definitive procedures within thirty (30) days of the Effective Date. In any event, all liquidation, disposition and auction activities of Ingram pursuant to this Agreement should be conducted in a commercially reasonable manner and Ingram shall use commercially reasonable efforts to maximize the price obtainable for CompUSA in connection with any such liquidation, disposition or auction activities. CompUSA shall have the right to audit Ingram's liquidation, disposition and/or auction procedures and processes and any reasonable changes to such procedures and processes requested by CompUSA shall be implemented by Ingram to the extent commercially practicable.

5. PRODUCT RETURN LIMITATIONS: If the cumulative total of Product returns, defective and otherwise, exceed 5% of the total Ingram Cost of all Product purchases during the preceding ninety (90) day period, then Ingram shall accept Product in excess of the foregoing 5% threshold, subject to the following:

          (a)  CompUSA shall pay Ingram $ * for each Product unit returned, and
          (b) CompUSA shall be entitled to receive only the actual amount realized by Ingram (whether from the Vendor or otherwise) at the time of disposition of the returned Product.

6. RIGHT TO AUDIT/INSPECT: During normal business hours, CompUSA shall have the right to inspect the RMA process at Ingram on two (2) hours' notice and the right to audit the RMA process at Ingram on seventy-two (72) hours' notice.

                                   SCHEDULE G

                                 EXPORT SERVICES

Ingram agrees to provide CompUSA with the export handling services ("Export Services") described in Section 1 of this Schedule for any shipment of Products or Goods outside of the fifty United States and the District of Columbia. Ingram and CompUSA agree that the Export Services shall be subject to the terms and conditions stated in this Schedule.

1.   INGRAM'S RESPONSIBILITIES

Ingram shall provide the following services in accordance with Ingram's standard export practice:

1.1 Prepare all required export and shipping documentation, including, but not limited to, the Shippers' Export Declaration ("SED"), commercial invoices, certificates of origin (excluding NAFTA), Destination Control Statements, and packing lists.

1.2 Arrange for transportation of the Products or Goods to the destination designated by CompUSA (or its customer), or deliver the Products or Goods to the carrier designated by CompUSA (or its customer).

1.3 In conjunction with preparing the export documentation, including the SED, Ingram shall use the Export Classification Control Number ("ECCN") and the licensing authorization (E.G., License, License Exception, or NLR) for each Product or Good as provided by CompUSA. As promptly as practicable after the Effective Date, CompUSA shall provide to Ingram the ECCN and licensing authorization currently used by CompUSA. In the event CompUSA does not provide Ingram with the ECCN or licensing authority for a particular Product or Good, Ingram shall consult with CompUSA to determine the applicable ECCN and licensing authority prior to exporting the Product from the United States.

1.4 Perform independent screening of each consignee against the Table of Denial Orders, list of Specially Designated Nationals and Blocked Persons, EAR Entities List, and any other applicable list of prohibited persons or destinations.

1.5 Designate the same Harmonized Tariff Schedule ("HTS") number for each Product or Good which Ingram assigns to the Product/Good when it exports the Product/Good from the United States itself.

1.6  Maintain all export, shipping and related documents for a period of five
     (5) years in accordance with U.S. law, and make such documents available to CompUSA upon its request.

1.7 Forward the bill of lading and other shipping documents to CompUSA or such persons or entities designated by CompUSA.

1.8 Facilitate and cooperate with any inspections, including for insurance or pre-shipment certification.

2.   COMPUSA'S RESPONSIBILITIES

With respect to each Product or Goods order, CompUSA shall:

2.1 Enter orders with complete information and details of the shipment required (including whether Ingram should arrange transportation to the overseas customer or deliver the Products and Goods to a domestic carrier).

2.2 Provide Ingram with the correct ECCN classification and licensing authority of each Product or Good to be exported by Ingram, or provide Ingram with adequate information to consult with CompUSA in order to make this determination.

2.3 Take appropriate steps to determine that the export of Products and Goods are permissible under U.S. export laws and regulations (including the Export Administration Regulations and the regulations of the Office of Foreign Assets Control).

2.4  CompUSA shall be identified on all documents as the "Exporter of Record".

2.5 Establish CompUSA's Customer pricing and delivery terms and communicate these to Ingram in a timely manner.

2.6 Bear all costs and risk of loss for Products or Goods sold by Ingram to CompUSA, including, but not limited to, freight, freight forwarder fees, in-transit insurance, and doc-ument preparation fees.

2.7 Review all Customer orders in accordance with Title 15 of the Code of Federal Regulations for Table of Denials, Denied Parties Listings, and Specially Blocked Nationals and deny acceptance of orders placed by parties identified in those lists.

2.8 Confirm any required preshipment inspections required by the destination country's government.

3.   LIMITED POWER OF ATTORNEY

     COMPUSA hereby appoints Ingram as its limited agent for the purpose of arranging for the shipment and delivery of Products or Goods to CompUSA's Customers. COMPUSA grants Ingram a Power of Attorney to create and execute all the documentation needed to export the Products or Goods purchased by COMPUSA for resale and export to its Customers, in the form shown in Attachment A.

4.   SALE AND SHIPMENT

4.1 All Product orders shall be sold by Ingram to CompUSA ExWorks, Ingram's dock, as defined by Incoterms 1990. At such time, CompUSA will take title to the Products or Goods and bear all risk of loss.

4.2 At the request of CompUSA, Ingram shall arrange for inland and overseas transportation and/or insurance pursuant to the delivery terms between CompUSA and its customers. Ingram shall invoice CompUSA (or its customer) for the actual cost of such transportation and insurance.

5.   FEES & PAYMENT TERMS

5.1 Ingram will charge a handling fee of $ * for each order (E.G., each customer transaction).

5.2 Any costs incurred for the cancellation of orders or delays in the shipment of orders caused by or at the direction of CompUSA will be invoiced to CompUSA at the actual cost. All payments will be due and payable net ten
     (10) days from invoice date.

6.   INDEMNIFICATION

6.1 INGRAM SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS COMPUSA FROM AND AGAINST ANY CLAIMS, DEMANDS, LIABILITIES OR EXPENSES (INCLUDING ATTORNEY'S FEES AND COSTS) RESULTING FROM THE NEGLIGENT ACT, ERROR OR OMISSION OF INGRAM IN THE PERFORMANCE OF ITS OBLIGATIONS UNDER THIS AGREEMENT.

6.2 COMPUSA SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS INGRAM FROM AND AGAINST ANY CLAIMS, DEMANDS, LIABILITIES OR EXPENSES (INCLUDING ATTORNEY'S FEES AND COSTS) RESULTING FROM THE NEGLIGENT ACT, ERROR OR OMISSION OF COMPUSA IN THE PERFORMANCE OF ITS OBLIGATIONS UNDER THIS AGREEMENT.

7.   DISCLAIMER OF WARRANTIES

     INGRAM MAKES NO WARRANTY OR REPRESENTATION, EXPRESSED OR IMPLIED, THAT ITS CLASSIFICATION OF ANY PRODUCT CONFORMS TO THE APPLICABLE LAWS AND REGULATIONS. INGRAM MAKES NO WARRANTY OR REPRESENTATION THAT THE SCREENING OF CONSIGNEES UNDER SECTION 1.4 WILL BE WITHOUT ERROR.

     INGRAM DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTY OF MERCHANTABILITY AND THE IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE.

8.   AUDITS AND ACCOUNT RECONCILIATION.

     For export compliance, Ingram and CompUSA each reserve the right to audit the other company's business process as part of Ingram's and CompUSA's Due Diligence effort as required by the EAR (Export Administration Regulations). Ingram and CompUSA shall mutually resolve any and all existing discrepancies between the respective books and records between the two parties.

                                   SCHEDULE G

                                  ATTACHMENT A


                                POWER OF ATTORNEY

                             EXPORT FORWARDING AGENT



         Know all men by these presents, That _____________________________
(Name of Exporter), the Exporter organized and doing business under the laws of the State or Country of ______________________________ and having an office and place of business at _____________________________ (Address of Exporter) hereby authorizes Ingram Micro Inc., the Forwarding Agent, at 1600 East St. Andrew Place, Santa Ana, California 92705, to act for and on its behalf as a true and lawful agent and attorney of the Exporter for and in the name, place, and stead of the Exporter, from this date, in the United States either in writing, electronically, or by other authorized means to:

         Act as Forwarding Agent for Export Control, Census Reporting, and Customs purposes. Make, endorse, or sign any Shipper's Export Declaration or other documents or to perform any act which may be required by law or regulation in connection with the exportation or transportation of any merchandise shipped or consigned by or to the Exporter and to receive or ship any merchandise on behalf of the Exporter.

         The Exporter hereby certifies that all statements and information contained in the documentation provided to the Forwarding Agent relating to exportation are true and correct. Furthermore, the Exporter understands that civil and criminal penalties may be imposed for making false or fraudulent statements or for the violation of any United States laws or regulations on exportation.

         This power of attorney is to remain in full force and effect until revocation in writing is duly given by the Exporter and received by the Forwarding Agent.

In witness whereof, _________________________ (Full Name of Exporter/Exporting Company) caused these presents to be sealed and signed:



Witness:
        ---------------------------
Signature:
          -------------------------
Capacity:
         --------------------------
Date:
     ------------------------------

                                   EXHIBIT 3.2

                           THIRD PARTY PRODUCT VENDOR


                              Previously provided.

                                   EXHIBIT 3.3

                                STANDARD PRODUCTS


                              Previously provided.

                                  EXHIBIT 7.2.1

                            SUMMARY OF CUSTOMER SLA'S


CompUSA has existing SLA's with certain customers as set forth below:

*

                                   EXHIBIT 8.3

                                   ASSUMPTIONS


(a) The three-month average LIBOR at the end of each of Ingram's fiscal quarters shall not exceed the three-month average LIBOR on June 9, 1999.

(b)  During the term of the Agreement, CompUSA shall be in compliance with
Section 3.1 of the Agreement.

(c) Beginning eight weeks after the Effective Date, at least * of the product purchases will be capable of being subsidized through vendor-sponsored flooring programs.